Exhibit 10.2

Mr. Ben Wu

January 19, 2018

Dear Ben,

This letter agreement (this "Agreement") sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Kush Bottles, Inc., a Nevada corporation, with offices located at 1800 Newport Circle, Santa Ana, CA 92705 (the "Company").

1.             SERVICES.

1.1              The Company engages you, and you accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2              You shall provide to the Company the services listed on Schedule 1 (the "Services").

1.3              The Company shall not control the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

1.4              Unless otherwise stated in Schedule 1, you shall furnish, at your own expense, the equipment, supplies, and other materials used to perform the Services. The Company shall provide you with access to its premises and equipment to the extent necessary for the performance of the Services.

2.             TERM. The term of this Agreement shall commence on January 19, 2018 and shall continue six (6) months, unless earlier terminated in accordance with Section 8 (the "Term"). Thereafter, the Term shall automatically renew for successive one (1) month periods unless either party provides the other party with thirty (30) days’ prior written notice of its election to terminate this Agreement.

3.             FEES AND EXPENSES.

3.1              As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fee of $12,500 per month (the "Fees"), payable in arrears on a bi-monthly basis. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

4.             RELATIONSHIP OF THE PARTIES.

4.1              You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

4.2              Without limiting Section 4.1, you will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf.

5.             INTELLECTUAL PROPERTY RIGHTS.

5.1              The Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the "Deliverables"), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively "Intellectual Property Rights"). You agree that the Deliverables are deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights.

5.2              Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). You irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3              You shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the "Patent Act"), made or conceived by you alone or with others during the Term, related in any way to the Services described, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent or copyright applications relating to the Services, related to trade secrets of the Company, or related to tasks assigned to you by the Company that you may file within one year after expiration or termination of this Agreement, shall belong to the Company, and you assign the same to the Company, as having been conceived or reduced to practice during the Term.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

5.4              Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record, or enforce its rights in any Deliverables. Any fees or expenses incurred for such actions shall be the responsibility of the Company.

5.5              You have no right or license to use, publish, reproduce, prepare derivative works based on, distribute, perform, or display any Deliverables. You have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols, or brand names without the written consent of the Company.

6.             CONFIDENTIALITY.

6.1              You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether oral, written, printed, electronic, or in any other form or medium (collectively, the "Confidential Information"). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2              Confidential Information shall not include information that:

(a)               is or becomes generally available to the public other than through your breach of this Agreement; or

(b)               is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3              Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or under the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within one (5) calendar day of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

7.             REPRESENTATIONS AND WARRANTIES.

7.1              You represent and warrant to the Company that:

(a)               you have the right to enter into this Agreement, to grant all rights granted, and to perform fully all of your obligations in this Agreement;

(b)               your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)               the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

7.2              The Company hereby represents and warrants to you that:

(a)               it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and

(b)               the execution of this Agreement by its representative has been duly authorized by all necessary corporate action.

8.             TERMINATION.

8.1              You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach.

8.2              Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall within 5 calendar days after such expiration or termination:

(a)               deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for your use by the Company;

(b)               deliver to the Company all tangible documents and materials (and any copies) containing or based on the Confidential Information;

(c)               permanently erase all of the Confidential Information from your computer and phone systems; and

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

(d)               certify in writing to the Company that you have complied with the requirements of this clause.

8.3              The terms and conditions of this Section 8.3 and Section 4, Section 5, Section 6, Section 7, Section 9, Section 11, and Section 12 shall survive the expiration or termination of this Agreement.

9.             OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity while providing services to the Company, in which case you agree to abide by the terms of Section 6 and Section 7.

10.         NON-SOLICITATION OF EMPLOYEES. You agree that during the Term and for a period of twelve months following the termination or expiration of this Agreement, you agree not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Company, or otherwise inducing the termination of employment of any employee of the Company. You also agree and covenant not to use any of the Company's trade secrets and/or confidential information to directly or indirectly solicit the employees of the Company. For the purposes of this clause, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employee who freely responds shall not be a breach of this clause.

11.         ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties and their respective successors and assigns. This excludes ongoing relationships the Company may already have in place.

12.         MISCELLANEOUS.

12.1          You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2          All notices, requests, consents, claims, demands, waivers, and other communications (each, a "Notice") shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

12.3          This Agreement, together with the Separation Agreement dated on or about the date hereof and any other documents incorporated by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.4          This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party, and any of its terms may be waived, only by a written document signed by each party or, in the case of waiver, by the party or parties waiving compliance.

12.5          This Agreement and all related documents , including all schedules attached, shall be governed by and construed in accordance with the laws of the State of California , without giving effect to the conflict of laws provisions.

12.6          If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7          This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

KUSH BOTTLES, INC.

By:	/s/ Jim McCormick
Name:	Jim McCormick
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Ben Wu
Name: Ben Wu

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

SCHEDULE 1

SERVICES & PERFORMANCE STANDARDS:

The scope of services and performance of these services shall focus on advising the Company on cannabis regulations in the state of California, completion of ongoing product development initiatives and other projects agreed in writing.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM